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                                                                     EXHIBIT 3.2


                  THIRD RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CIENA CORPORATION



It is hereby certified that:

1. The present name of the corporation is CIENA CORPORATION ("the corporation"). The Corporation was originally incorporated under the name "Hydralite Incorporated" , and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware is November 2, 1992. A restated Certificate of Incorporation was filed thereafter on April 8, 1994 (the First Restated Certificate of Incorporation") , and a Second Restated Certificate of Incorporation was filed thereafter on December 20, 1994 (the Second Restated Certificate of Incorporation").

2.   The Certificate of Incorporation of the Corporation is hereby amended by
(I) creating a new series of Preferred Stock, to be designated as "Convertible Preferred Stock, Series C" (ii) changing the terms of the Preferred Stock to reflect the creation of the new series; and (iii) making certain other changes and modifications to the Certificate of Incorporation.

3. The provisions of the Certificate of Incorporation of the Corporation, as herein amended, are hereby restated and integrated into the single instrument that is herein set forth , and that is entitled "Third Reinstated Certificate
of Incorporation of CIENA CORPORATION"   without any further amendments other
than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented, and the provisions of the said single instrument hereinafter set forth.

4. The amendments and the reinstatement of the Third Restated Certificate of Incorporation herein certified have been duly adopted by the stockholders of the Corporation in accordance with the provisions of sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
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FIRST: The name of the Corporation is CIENA Corporation ( "The Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The Corporation shall have the authority to issue two (2) classes of shares to be designated respectively, "Preferred Stock" and "Common Stock".
The total number of shares of stock that the Corporation shall have the authority to issue is Thirty -Eight Million Seven Hundred Forty Thousand (38,750,000) shares of capital stock, par value $.01 per share. The total number of shares of Common Stock which the Corporation shall have the authority to issue is Twenty-Two million Five Hundred Thousand (22,500,000), par value $.01 per share.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Third Restated Certificate of Incorporation , to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including sinking fund provisions, the redemption price or prices, the liquidation preferences and other preferences, powers, rights, qualifications, limitations and restrictions of any wholly unissued class or series of Preferred Stock (not including any Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, as defined in Article Fifth Below) and the number of shares constituting any such series and the designation thereof, or any of them.

The Board of Directors is further authorized to increase or decrease the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolutions of the Board of Directors originally fixing the number of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: Four Million Five Hundred Thousand (4,500,000) shares of the Preferred Stock are hereby constituted as Convertible Preferred Stock, Series A ( "Series A Preferred Stock"). Eight Million (8,000,000) shares of the Preferred Stock are hereby constituted as Convertible Preferred Stock , Series B ("Series B Preferred Stock"). Three Million Seven Hundred Fifty Thousand (3,750,000) shares of the Preferred Stock are hereby constituted as convertible Preferred Stock Series C (" Series C Preferred Stock"). The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock
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are collectively referred to hereinafter as the Convertible Preferred Stock.
The relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock and the Common Stock are as follows:

Voting Rights:

(I) Each holder of shares of Convertible Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest whole number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted, pursuant to the provisions of paragraph (d) hereof, on the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, in accordance with Delaware law.

(ii) Each holder of shares of Common Stock shall be entitled to one vote for each share of Convertible Preferred Stock held and no holder of Convertible Preferred Stock shall be entitled to cumulate its votes by giving one candidate more than one vote per share. These special and exclusive voting rights of the holders of Convertible Preferred Stock contained in this subparagraph (iii) may be exercised either at a special meeting of the holders of Convertible Preferred Stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected pursuant to this subparagraph (iii) shall serve for a term extending from the date of their election and qualification and until the time of the next succeeding annual meeting of stockholders and until their successors have been duly elected and qualified.

If at any time any directorship to be filled by the holders of the Convertible Preferred Stock pursuant to this subparagraph (iii) becomes vacant, the secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least 25% of the voting power of Convertible Preferred Stock then outstanding, call a special meeting of the holders of the Convertible Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in the By-Laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within ten days after personal service of said written request upon him or her, then the holders of record shares representing at least 25% of the voting power of the Convertible Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such persons so designated upon the notice required for annual meetings of stockholders and shall be held at such specified place. Any holder of Convertible Preferred stock so designated shall have access to the stock books of the Corporation for the purpose of calling a meeting of the stockholders pursuant to these provisions.
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At any meeting held for the purpose of electing directors at which the holders of the Convertible Preferred stock shall have the special and exclusive rights to elect directors as provided in the subparagraph (iii), the presence, in person or by proxy, of the holders of record of shares representing a majority of the voting power of the Convertible Preferred Stock then outstanding shall be required to constitute a quorum of the Convertible Preferred Stock for such election. In the absence of such a quorum, the holders of record of shares representing a majority of the voting power of the Convertible preferred Stock present, in person or by proxy, shall have the power to adjourn the meeting for the election of directors through no notice other than announcement at the meeting.

A vacancy in any directorship to be elected by the holders of the Convertible Preferred Stock pursuant to this subparagraph (iii), may be filled only by (a) vote of the holders of a majority in holding power of the Convertible Preferred Stock, acting separately as one class, or (b) written consent in lieu of a meeting the holders of a majority in voting power of the Convertible Preferred Stock, acting separately as one class.

Any director elected pursuant to this subparagraph (iii) may be removed after the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the Convertible Preferred stock given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders.

(b) Dividend Rights. (I) Each issued and outstanding share of Convertible Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends in cash at the annual rate per share of (A) Six Cents ($0.06) for Series A Preferred Stock, (B) Twelve and Seventy Five One Hundredths Cents ($0.1275) for Series B Preferred Stock and (C) Fifty-Six Cents ($0.56) for Series C Preferred Stock (or such greater amount per share as such Convertible Preferred stock would be entitled to receive if such Convertible Preferred Stock were converted to Common Stock), as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events (together herein referred to as "Recapitalization Events"), payable as the Board of Directors may from time to time determine. Dividends and distribution ( other than those paid solely in Common Stock or Preferred stock other than Convertible Preferred Stock respectively) may be paid, or declared and set aside for payment, upon shares of Common stock or Preferred Stock other than Convertible Preferred Stock in any calendar year only if dividends shall have been paid, or declared and set aside for payment, on account of all shares of Convertible Preferred Stock then issued and outstanding, at the aforesaid rate for the calendar year. Except as herein set forth, the Board of Directors of the Corporation is under no obligation to pay dividends and the dividend preferences granted herein to shares of Convertible Preferred Stock shall apply only at such time as the Board of Directors may in its discretion decide to pay or declare and set aside for payment of any dividends on any shares of capital stock of the Corporation.
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(ii)  Until December 1, 2001, the right to dividend upon the issued and outstanding shares of Convertible preferred Stock shall be non-cumulative and shall not be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, unless and until said dividends shall have been declared by the Board of Directors. If until December 1, 2001, the Corporation pays dividends upon the Convertible Preferred stock that are less than the dividend preference on the Convertible Preferred Stock pursuant to the subsection (b) (I) hereof, dividends shall be distributed ratably among the holders of Convertible Preferred stock based upon the amounts of their respective dividend preferences.

(iii) From and after December 1, 2001, the right to dividends among the issued and outstanding shares of Convertible Preferred Stock shall be cumulative so that such rights shall be deemed to accrue, on a quarterly basis, from and after December 1, 2001, whether earned, or whether there be funds legally available therefor, or whether said dividends shall have been declared . If such dividends in respect of any period beginning December 1, 2001, shall not have been declared and either paid or a sum sufficient for the payment thereof set aside in full, the deficiency shall first be fully paid on the Convertible Preferred Stock, before any dividend or other distribution ( other than those payable solely in Common Stock or Preferred Stock other than Convertible Preferred Stock, respectively) may be paid or declared on shares of Common Stock or Preferred Stock other than Convertible Preferred Stock. Any accrued and unpaid dividends on the Convertible Preferred stock shall in any event be paid upon conversion of the Convertible Preferred stock, in cash or in Common stock at its then fair market value, as determined in good faith by the Board of Directors of the Corporation. If at any time from and after December 1, 2001, the Corporation pays dividends upon the Convertible Preferred Stock that are less than the total dividends then accrued but unpaid for the Convertible Preferred stock, such dividends shall be distributed ratably among the holders of Convertible Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of Convertible Preferred Stock held by each such holder. Any accumulation of dividends on the shares of Convertible Preferred stock shall not bear interest.

(iv) The restrictions on dividends and distributions with respect to shares of Common Stock and of Preferred stock other than Convertible Preferred Stock set forth in this paragraph (b) are in addition to, and not in derogation of, the other restrictions on such dividends and distributions set forth herein.

(c) Liquidation Rights. (I) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a "Liquidation"), the holders of record of share of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock or any Preferred Stock other than Series C Preferred stock by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, Seven Dollars ($7.00) per share of Series C Preferred Stock ("The Original Series C Issue Price"), as adjusted for recapitalization events pursuant to subsections (d) (iv) (B) (F), as appropriate, plus a further amount per share equal to dividends, if any, (A) then declared
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and unpaid on account of shares of Series C Preferred Stock and (B) whether or not declared, then accrued in accordance with the provisions of subparagraph
(b) (iii) hereof, before any payment shall be made or any assets distributed to the holders of Common or any Preferred stock other than Series C Preferred Stock. If upon any liquidation, the assets available for distribution among the holders of the Series C Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts aforesaid, then such assets shall be distributed ratably among the holders of Series C Preferred Stock.

(ii) After payment to the holders of record of the shares of Series C Preferred Stock of the full amounts set forth in the preceding subparagraph
(I), the holders of record of shares of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock or any Preferred Stock other than series C Preferred Stock by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, One Dollar and Fifty Cents ($1.50) per share of series B Preferred Stock ("The Original Series B Issue Price") , as adjusted for recapitalization Events pursuant to subsections
(d) (iv) (E) (F), as appropriate, plus a further amount per share equal to dividends, if any, (A) then declared and unpaid on account of shares of Series B Preferred Stock and (B) whether or not declared, then accrued in accordance with the provisions of subparagraph (b) (iii) hereof, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any Preferred Stock other than Series C Preferred Stock. If, upon any liquidation after payment shall have been made to all holders of record of Series C Preferred Stock of the full amounts to which such holders shall be entitled pursuant to subparagraph (c) (I) hereof, the assets available for distribution among the holders of the series B Preferred stock shall be insufficient to permit payment to such holders of the full amounts aforesaid, then such assets shall bee distributed ratably among the holders of Series B Preferred stock.

(iii) After payment to the holders of record of the shares of Series C Preferred Stock and Series B Preferred Stock of the full amounts set forth in the preceding subparagraphs (I) and (ii), respectively, the holders of record of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock or any Preferred Stock other than series C Preferred Stock by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, One Dollar ($1.00) per share of series A Preferred Stock ("The Original Series A Issue Price") , as adjusted for recapitalization Events pursuant to subsections (d) (iv) (B) (F), as appropriate, plus a further amount per share equal to dividends, if any, (A) then declared and unpaid on account of shares of Series A Preferred Stock and
(B) whether or not declared, then accrued in accordance with the provisions of subparagraph (b) (iii) hereof, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any Preferred Stock other than Series C Preferred Stock and Series B Preferred Stock. If, upon any liquidation after payment shall have been made to all holders of record of Series C Preferred Stock and Series b Preferred Stock of the full amounts to which such holders shall be entitled pursuant to subparagraph (c) (i) and (c) (ii) hereof, the assets available for distribution among the holders of the series B Preferred stock shall be insufficient to permit payment to such holders of the full amounts aforesaid, then such assets shall bee distributed ratably among the holders of Series A Preferred stock.

(iv) After payment to the holders of record of the shares of the Convertible Preferred stock of the amounts set forth in the preceding subparagraphs (I),
(ii) and (iii), the remaining assets of the Corporation available for distribution shall be distributed in like amounts per share to the holders of record of the Corporation's stock, each share of Preferred Stock being treated as the number of shares of Common Stock ( giving effect to fractional shares) into which it could then be converted for such purpose; provided, however,

(A) That if the assets and the funds thus distributed would be sufficient to permit the payment to the holders of Series C Preferred Stock of an amount in excess of Seven Dollars ($7.00) per share of Series C Preferred Stock ( as adjusted for Recapitalization Events), plus (2) whether or not declared dividends then accrued in accordance with subparagraph (b) (iii) hereof, then the holders of Series C Preferred Stock shall be entitled to the full amounts otherwise payable to them pursuant to the preceding provisions, but shall not be entitled to share in the remaining assets and funds of the Corporation in excess of Fourteen dollars ($14.00) per share of series C Preferred stock ( as adjusted for Recapitalization Events) plus (2) whether or not declared dividends then accrued in accordance with subparagraph (b) (iii) hereof;

(B) that if the assets and the funds thus distributed would be sufficient to permit the payment to the holders of Series B Preferred stock of an amount in excess of One Dollar and Fifty Cents ($1.50) per share of Series B Preferred Stock ( as adjusted for Recapitalization Events) plus (2) whether or not declared, dividends then accrued in accordance with subparagraph (b) (iii) hereof, then the holders of series B Preferred Stock shall be entitled to the full amounts otherwise payable to them pursuant to the preceding provisions, but shall not be entitled to share in the remaining assets and funds of the Corporation in excess of (1) Three Dollars ($3.00) per share of Series B Preferred Stock ( as adjusted for Recapitalization Events) plus (2) whether or not declared, dividends then accrued in accordance with subparagraph (b) (iii) hereof, and

(C) that if the assets and the funds thus distributed would be sufficient to permit the payment to the holders of Series A Preferred stock of an amount in excess of One Dollar ($1.00) per share of Series A Preferred Stock ( as adjusted for Recapitalization Events) plus (2) whether or not declared, dividends then accrued in accordance with subparagraph (b) (iii) hereof, then the holders of series A Preferred Stock shall be entitled to the full amounts otherwise payable to them pursuant to the preceding provisions, but shall not be entitled to share in the remaining assets and funds of the Corporation in excess of (1) Two and Fifty Cents ($2.50) per share of Series A Preferred Stock ( as adjusted for Recapitalization Events) plus (2) whether or not declared, dividends then accrued in accordance with subparagraph (b) (iii) hereof.
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(iv)  Any acquisition of the Corporation by means of merger or other form of corporate reorganization in which the shareholders of the Corporation immediately before the closing of such transaction do not, by virtue of shares issued in the transaction, own a majority of the outstanding shares of the surviving corporation, or a sale of all or substantially all of the assets of the Corporation, shall each be deemed a Liquidation within the meaning of this paragraph (c) and shall entitle the holders of the Corporation's stock to receive at the closing in cash, securities or other property as determined in good faith by the Board of Directors, amounts as specified in subparagraphs (c)
(I) - (c) (iii) above.

(d) Conversion Rights. The holders of the Convertible Preferred Stock shall have conversion rights ("The Conversion Rights") as follows:

(I)  Right to Convert.   Each holder of record of shares of Convertible
Preferred stock may, at any time, upon surrender to the Corporation of the Certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder's shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock of the Corporation (as such Common Stock shall then be constituted) equal to the product of (A) the number of shares of Convertible Preferred Stock which such holder shall then surrender to the Corporation, multiplied by (B) the number determined by dividing (1) One Dollar ($1.00) for Series A Preferred Stock, One Dollar and Fifty Cents ($1.50) for Series B Preferred Stock and Seven Dollars ($7.00) for Series C Preferred Stock by (2) the Conversion Price (as hereinafter defined) per share for the respective series of Convertible Preferred Stock in effect at the time of conversion. Promptly following surrender of such certificates, the holder shall be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Convertible Preferred Stock are converted.


(ii)  Automatic Conversion.

(A) All outstanding shares of Convertible Preferred Stock shall be deemed automatically converted into such number of shares of Common Stock as are determined in accordance with subparagraph (d) (I) hereof upon (1) the consummation of a firm commitment underwritten public offering of the securities of the Corporation pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, where the aggregate proceeds to the Corporation resulting from the sale of such securities (before deduction of underwriting discounts and expenses of sale) is not less than $15,000,000 and the per share sales price of such securities before such deductions is not less than Twelve Dollars ($12.00), as adjusted for Recapitalization Events, or (2) the affirmative vote of the holders of record of (a) sixty-seven percent(67%) in interest of the outstanding shares of Convertible Preferred Stock, voting together as one class to that effect, and (b) eighty-five percent (85% in interest of the
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outstanding shares of Series C Preferred Stock voting separately as a class
(either such event being hereinafter referred to as an "Automatic Conversion Event").

(B) In addition to the Automatic Conversion Event set forth in subsection (9A) above, if any holder of Convertible Preferred stock or holder of a warrant, option or other right to acquire Convertible Preferred Stock (either such holder being hereinafter referred to as a "Holder") ( by itself or together with affiliated persons or entities which affiliation shall include (1) any venture fund related to a Holder by virtue of having at least two (2) common individuals who are officers, employees, directors, or partners of the entities that are general partners or managers of such venture funds or (2) any partner of such venture fund; any such person or entity, hereinafter an 'Affiliate") fails to [participate in any particular financing by the Corporation consisting of a bridge loan for a term not in excess of one year or the offering of Convertible Securities (as herein defined) (an "Additional Offering"), by acquiring in such Additional Offering such portion of the principal amount of the financing or such number of shares as shall equal the product of the principal amount of the bridge loan or the number of shares actually offered in the Additional Offering to all Holders, multiplied by a fraction: (x) the numerator of which is the number of shares of Convertible Preferred Stock of each series held by such Holder ( by itself or together with any Affiliate), which number shall include the number of shares of Convertible Preferred Stock issuable to such holder upon exercise of any warrants held by such holder that are exercisable for shares of Convertible Preferred Stock ( "Warrant Shares") , at the time of such Additional Offering, and (y) the denominator of which is the total number of shares of the Convertible Preferred Stock of each series then outstanding, including all Warrant Shares, in each case determined on the basis of the number of shares of Common Stock into which such shares of Convertible Preferred Stock would be convertible at the Conversion Price for such shares of Convertible Preferred stock that would be in effect immediately after the transaction ( the "Converted Shares"), assuming all Holders purchased their respective pro rata shares in such transaction or participated in the bridge loan financing ("the Pro Rata Share"), then to the extent of the percentage of the Pro Rata Share not so acquired by the Holder ( or by an Affiliate of such Holder) ("Refused Percentage) the number of outstanding shares of such Holder's Convertible Preferred Stock including for this purpose all warrant Shares) determined by multiplying the Refused Percentage by all outstanding shares of such Holder's Convertible Preferred Stock ( including for this purpose all warrant Shares) ("Converted Percentage") shall be automatically converted into such number of fully paid and non-assessable shares of Common Stock of the Corporation (as such Common Stock shall then be constituted) equal to the product of (x) the Converted Shares multiplied by (y) the number determined by dividing (1) One dollar ($1.00) for Series A Preferred Stock, One Dollar and Fifty Cents ($1.50) for Series B Preferred stock and Seven Dollars ($7.00) for Series C Preferred stock by (2) the Initial Conversion Price (as defined) (subject to adjustments as provided in subsections (d) (iv) (B) - (F), but without giving any effect to adjustments pursuant to subsection (d) (iv) (A) per share for the Convertible Preferred Stock (such event being hereinafter referred to as an "Additional Automatic Conversion Event"); provided, however, that the number of shares to be offered in the Additional Offering to all Holders shall be determined in good faith by the

Board of Directors and, if the Additional Offering consists of bridge notes convertible into securities or Convertible Securities at an Effective Price greater than $1.00 per share for Series A Preferred Stock, $1.50 per share for Series B Preferred Stock, or $7.00 per share for Series C Preferred Stock (as adjusted for Recapitalization Events), the Additional Offering shall be required, in the reasonable business judgment of the Board of Directors, as a condition to the Corporation's ability to secure financing from one or more third parties. Notwithstanding the foregoing, the term "Additional Automatic Conversion Event" shall not include any "Deferred Closing" under Section 2.3 of that certain Preferred stock Purchase Agreement relating to the Series B Preferred Stock dated as of December 22, 1994 or any failure to participate in a financing when pursuant to a written request by the Company, the holder of shares of Convertible Preferred Stock agrees in writing to waive such holder's right of first refusal with respect to such financing.

(C) On or after the date of occurrence of an Automatic Conversion Event or an Additional Automatic Conversion Event, and in any event within 10 days after receipt of notice, by mail, postage prepaid from the Corporation of the occurrence of such Event, each holder of record of shares of Convertible Preferred Stock Subject to such event shall surrender such Holder's certificates evidencing such holder's shares of Convertible Preferred Stock at the principal office of the Corporation at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificate evidencing the number of shares of Common Stock into which such shares of Convertible Preferred Stock are converted. On the date of the occurrence of an Automatic Conversion Event or an Additional Automatic Conversion Event, each Holder of record of shares of Convertible Preferred Stock subject to such event shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificate representing such shares of convertible Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Convertible Preferred Stock, or that the certificate evidencing such shares of common stock shall not then be actually delivered to such holder.

(iii)  For purposes of this Certificate of Incorporation:


"Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to this paragraph (d), deemed to be issued) by the Corporation; other than shares of Common Stock issued or issuable:

(AA)  upon conversion of shares of Preferred Stock;

(BB) to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant or sale or option plan or other employee stock incentive program approved by the Board of Directors, provided that such shares shall not exceed 2,110,000 in the aggregate without the approval of members constituting at least 81% of the Board of

Directors of the Corporation ( or at least 81% of the compensation Committee of the Board of Directors, if such Committee has been constituted);

(CC) in connection with an acquisition or joint venture by the Corporation, or to consultants, lenders or equipment lessors of the Corporation, in each case as approved by the Board of Directors, or

(DD)  as a dividend or distribution on Preferred Stock.


"Conversion Price" shall mean, with respect to each series of Convertible Preferred Stock, the price at which the shares of the Common Stock shall be deliverable upon conversion of shares of such series of Convertible Preferred Stock as adjusted from time to time as herein provided. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price. The Initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price. The initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price. The Conversion Price shall be subject to adjustment as herein provided.

"Convertible Securities" shall mean any evidences of indebtedness, shares or securities, in each case convertible into, or exchangeable for Additional Shares of Common Stock.

"Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under the subparagraph (d) (iv) (A), into the aggregate consideration received or deemed to have been received by the Corporation for such issue under subparagraph (d) (iv) (A)."

"Issuance Date" shall mean the actual initial date of issuance of shares of each series of Convertible Preferred Stock."

"Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities."

"Original Issue Price" shall mean, with respect to any share of Convertible Preferred Stock, the price at which such share shall have been issued on the Issuance Date.

(iv)  Adjustments to Conversion Price for Diluting Issues.

(A)  Sale of Shares below Conversion Price.

(1) If at any time or from time to time after the Issuance Date, the Corporation issues or sells, or is deemed by the express provisions of this subparagraph (d) (iv) (A) to have issued or sold, Additional Shares of Common Stock, for an Effective Price less than the

Initial Conversion Price (as adjusted for Recapitalization events) of any series of Preferred Stock, then and in each such case the then existing Conversion Price for such series of Convertible Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to the effective price of such issuance or sale.

(2)  For the purpose of making any adjustment required under thus subparagraph
(d) (iv) (A), the consideration received by the Corporation for any issue or sale of securities shall (a) to the extent it consists of cash be computed at the gross amount of cash received by the Corporation before deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale, (b) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors and (c) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either additional shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed (as provided in clauses (a) and (b) above) as the portion of the consideration so received that may be reasonably determined in good faith by the Board of directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(3)  For the purpose of the adjustment required under the subparagraph (d) (iv)
(A), if at any time or from time to time after the Issuance Date for any series of Convertible Preferred stock, the Corporation issues or sells any Options or Convertible Securities, or increases the number of shares of Common Stock for which any option may be exercised or into which any Convertible Securities may convert (other than options or rights exercisable for or convertible into shares of common stock referred to in clause (BB) of the definition of Additional Shares of Common Stock), then in each case the Corporation shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities, or at the time of the increase in the number of shares of Common Stock for which such Options or Convertible Securities may be exercised, the maximum number of additional shares of common Stock ( as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent upward adjustment of such number) issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Options or Convertible securities, or for the increase in the number of shares of Common Stock for which such Options or Common Stock may be exercised plus, in the case off such Options, the minimum amounts of consideration, if any ( as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent downward adjustment of such consideration), payable to the Corporation upon the exercise of such Options and , in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation ( other than by cancellation of liabilities or obligations evidenced by such Convertible securities which were deemed to have been received by the Corporation on issuance of such convertible Securities.
No
further adjustment of the Conversion Price, adjusted upon the issuance of such Options or Convertible securities, shall be made as a result of the actual issuance of Additional Shares of common stock on the exercise of any such Options or the conversion of any such Convertible securities; provided, however, that if any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, or are exercised for a lesser number of Additional Shares of Common Stock or with a greater consideration paid to the Corporation than was previously deemed to be issued or received by the Corporation, the Conversion Price adjusted upon the issuance of such options or Convertible Securities ( or an increase in the number of shares of Common Stock for which they may be exercised) shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares o common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation ( other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the Corporation on issuance of such Convertible Securities) on the conversion of such Convertible Securities; and provided further, however, that if any such Options or Convertible securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock or Convertible Securities issuable, upon the exercise, conversion, or exchange thereof, the Conversion Price for each series of Convertible Preferred Stock computed upon the original issue thereof ( or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible securities (provided, however, that no such adjustment of the Conversion price for a series of Convertible Preferred Stock shall affect Common Stock previously issued upon conversion of such series of Convertible Preferred Stock).

(4) In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion expense, shall cause the chief financial officer of the Corporation to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment , and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Convertible Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall et forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the Conversion Price for each series of Convertible Preferred Stock at the time in effect, (c) the number of Additional Shares of Common Stock and (d) the type and amount, if any, of other property which at the time would be received upon conversion of such Convertible Preferred Stock.

(5) Except as expressly provided herein, no adjustment in the Conversion Price of any share of Convertible Preferred Stock shall be made in respect of the issue of additional Shares of Common Stock unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by t he Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue, for such share of Convertible Preferred stock.

(b)  Adjustment for Stock Splits and Combinations.
If the Corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock, the Conversion Price for each series of convertible preferred Stock then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock, the Conversion Price for each series of Convertible Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph (d)
(iv) (B) shall become effective at the close of business on the date of the subdivision or combination becomes effective.

(C)  Adjustment for Certain Dividends and Distributions.
In the event the Corporation at any time, or form time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Additional Shares of Common Stock or in any right to acquire Common Stock for no consideration, then and in each such event the Conversion Price for each series of Convertible Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price for the series of Convertible Preferred Stock then in effect by a fraction (a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not made on the date so fixed, the Conversion Price for each such series of Convertible Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Convertible Preferred Stock shall be adjusted pursuant to this subparagraph (d) (iv) (C) as of the time of actual payment of such dividends or distributions.

(D)  Adjustment for other Dividends and Distributions.
In the event that the Corporation at ant time or form time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities to the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holder of Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Convertible Preferred stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event and including the date of conversion retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this paragraph (d) with respect to the rights of the holders of the Convertible Preferred Stock.

(E)  Adjustment for Reclassification, Exchange and Substitution.
If the Common Stock Issuable upon the conversion of Convertible Preferred Stock is changed into the same or a different number of share of any other class or classes of stock, whether by recapitalization, reclassificatioon or otherwise ( other than a subdivision or combination of shares, or stock dividend or a recapitalization, reclassification or otherwise, ( otheer than a subdivision or combination of shares, or stock dividend or a recapitalization provided for elsewhere in this paragraph (d)), then and in any such event each holder of Convertible Preferred Stock shall have the rioght thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible oreferred stock would have been converted immeediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(F) Reorganizations.
If at any time or form time to time there is a capital reorganization of the Common Stock ( other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph
(d)), then, aas a part of such reorganization, provision shall be made so that the holders of Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock, the number of shares of stock or otheeer securities or property of the Corporation to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital roerganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (d) with respect to the right s of the holders of the Convertible Preferred Stock after the reorganization to the end that the provision of this paragraph (d) ( including adjustment of the Conversion Price for each series of Convertible Preferred stock then in effect and number osf shares purchaaseable upon conversion of Convertible preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(v) No impairment.

The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, mergewr, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of hte terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph
(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Convertible Preferred Stock against dilution or other impairment. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the theen outstanding shares of Convertible Preferred stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of Convertible Preferred stock.

(vi) Notices of Record Date.
In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determi ning the holders thereof who are entitled to receive any dividend ( other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be takes for the purpose of such dividend or distribution.

(e)  Redemption.
The Convertible Preferred Stock shall, at the election of the holders of Convertible Preferred Stock, voting together as one class, be redeeemed by the Corporation in two equal installments in accordance with the following provisions:

(I)  Election to Redeem.   The Corporation shall redeem the Convertible
Preferred Stock at the times, and pursuant to the terms, set forth below, if the Corporation receives written certification (the "Redemption Certificae") that holders of no less than seventy-two percent (72%) of the then outstanding shares of Convertible Preferred Stock (the "Electing Holders"), voting together as one class, have elected in favor of redemption ( the "Redemption Election"). The Redemption Certificate shall be signed by the Electing Holders and shall be deliverd to the Corporation at its principal office.

(ii) Redemption Price. The onvertible Preferred stock shall be redeemed by the Corporation paying in cash, out of funds legally available therefor, an amount eqiual to (A) the greater of (1) One Dollar ($1.00) per share for Series A Preferred Stock, One Dollar and Fifty Cents ($1.50) per share for Series B Preferred Stock or Seven Dollars ($7.00) per share for Series C Preferred Stock (adjusted for any recapitalization events with respect to such shares) and (2) for each series of Convertible Preferred Stock, the fair market value per share as of a date within forty-five (45) days after receipt by the Corporation of the Redemption Certificate, determined as sset forth below, plus
(B) a further amount per share equal to dividends, if any, (1) then declared and unpaid on account of the respective series of Convertible Preferred stock and (2) whether or not declared, then accrued on the respective series of Convertible Preferred stock in accordance with the provisions of subparagraph (b) (iii) hereof to and including the date fixed for redemption( the "Redemption Price"). The Redemption Price for each series of Convertible Preferred Stock shall be applicable both to elective and mandatory redemptions pursuant to the provisions of this section. The fair market value of the Convertible Preferred Stock shall be determined as follows: The Board of Directors shall determine the fair market value of each share of each series of convertible Preferred Stock; provided, however, that (A) if the board of Directors determines that the fair market value of each share of (1) series A Preferred stock is greater than One Dollar ($1.00), (2) Series B Preferred Stock is greater than One Dollar and Fifty Cents ($1.50) or (3) Series C Preferred Stock is greater than Seven Dollars ($7.00) ( adjusted for any recapitalization eveents with respect to such shares) , the Corporation shall promptly give the stockholders notice thereof and the holders of a majority of the Corporation's then outstanding Common Stock shall have the right to contest any of these determinations, or both if applicable, by giving notice thereof to the Corporation within fifteen
(15) days of the receipt of the Corporation's notice, and in such event the fair market value of the respective series of Convertible Preferred Stock shall be determined by an independent appraiser paid by the Corporation and mutually acceptable to the Corporation, the holders of a majority of the Common Stock and the holders of a majority of the then outstandingConvertible Preferred stock of the respective sseries to which such appraisal relates, or (B) if the holders of a majority of the then outstanding shares of such series of Convertible Preferred stock contests the determination of the Board of Directors, then the fair market value of such series of Convertible Preferred Stock shall be determined by an independent appraiser mutually acceptable to a majority of disinterested directors and holders of a majority of the then outstanding shares of such series of Convertible Preferred Stock. In the event that the holders of a majority of the shares of a series of Convertible Preferred Stock contest the board of directors fair market value determination, the cost of appraisal shall be borne as follows:

(A) if the fair market value determined by the independent appraiser is less or equal to ninety percent (90%) of the fair market value as determined by the Board of Directors, then the cost of appraisal shall be borne by the holders of the respective sseries of Convertible Preferred Stock pro rata based on the number of shares held;

(B) if the fair market value determined by the appraiser is equal to or greater than one hundred and ten percent (110%) of the fair market value as determined by the Board of Directors, the cost of appraisal shall be borne by the Corporation; and

(C) if the fair market value as determined by the independent appraiser is between ninety and one-hundred and ten percent (90 - 110%) of the fair market value as determined by the Board ofDirectors, then the cost of appraisal shall be borne 50% by the Corporation and 50% by the holders of the respective series of Convertible Preferred Stock, with each holder paying a pro rata portion of such cost based on the number of shares held.

(iii)  Mandatory Redemption;  Two Installments.
The Redemption Election constitutes an election in favor of a mandatory redemption of all shares of Convertible Preferred Stock. Each of Series A, Series B and Series C Preferred Stock shall be redeemed in two equal installments, with the Corporation redeeming 50% of each holder's shares of each such series of Convertible Preferred Stock in the first installment and the remaining shares of each such series of Convertible Preferred stock in the second installment. Subject to the Corporation having funds legally available, the closing of the first installment with respect to each of Series A, Series B and Series C shall occur on or about the seventh anniversary of the initial issuance of the respective series of Convertible Preferred stock (with respect to each series, the "Firest Redemption date") and the closing of the second installment shall take place on or about the eighth anniversary of the initial issuance of the respective series of Convertible Preferred Stock ( with respect to each series, the "Second Redemption Date"). If the Corporation shall not have sufficient funds legally available for redeeming Convertible Preferred Stock at the First Redemption Date or the Second Redemption Date of any series, respectively, the Corporation sghall redeem a pro rata portion of each holder's shares of such series of Convertible Preferred Stock out of the funds legally available therefor and shall redeem the remaining shares to have been redeemed in such installment as soon as practicable after the Corporation has funds legally available therefor. If after either the First Redemtion Date or the Second Redemption Date of any series of Convertible Preferred Stock, any shares of such series of Convertible Preferred Stock are outstanding that the Corporation was required to redeem on such Redemption Date (the "Delayed Redemption Shares"), the Corporation shall not pat dividends or other distributions or make any other payments on Common Stock or any Preferred Stock other than the series of Convertible Preferred Stock of which the delayed redemption shares are a pert until the Delayed Redemption Shares have been redeemed for the Redemption Price.

(iv)  Redemption Notice.
If the Redemption Election has been received, the Corporation shall mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the First and Second Redemption Dates, written notice thereof (the "Redemption Notice") , to each holder of record of the Convertible Preferred Stock, at its post office address last shown on the records of the Corporation.Each such Redemption Notice shall state:

(A) The number of shares of Convertible Preferred Stock held by the holder that th e Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(B)  The Redemption Date and Redemption Price;

(C) The date upon which the holder's conversion rights ( as set forth in paragraph (d) above) as to such shares terminate, which termination shall be five days before the Redemption Date; and

(D) That the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

(v)  Surrender of Certificates;  Payment.
On or before each Redemption Date, each holder of shares of Convertible Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised its right to convert the shares aas provided in paragraph (d) hereeof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at hre place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that fewer than all the shares represented by such certificate are redeemed, a new certificate representing them shall be issued forthwith.

(vi)  Rights Subsequent to Redemption.
If the Redemption Notice shall have been duly given, and if on each Redemption Date the Redemption Price thereafter is either paid or made available for payment throughthe deposit arrangement specified in subparagraph (vii) below, then notwithstanding the certificates evidencing any of the shares of Convertible Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith terminate after the Redemption Date, except only the right of the holders to receive the redemption Price without interest upon their surrender of their certificate or certificates therefor.

(vii)  Deposit of Funds.
On or prior to each Redemption Date, the Corporation shall deposit as a trust company, having a capital and surplus of at least $100,000,000, a sum equal to the aggregate Redemption Price of all shares of Preferred stock called for redemption on such Redemption Date and not yet redeemed or converted, with irrevocable instructions and authority to the bank or trust company to pay, on and after each such Redemption Date, the Redemption Price to the respective
holders upon the surrender of their share certificates.   From and after the
date of such deposit (but not prior to each Redemption Date), the shares so called for redemption on such Redemption Date shall be redeemed. The deposit shall constitute full payment of the shares of their holders, and from and after each Redemption Date the shares redeemed on such Redemption Date shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive, from the bank or trust company, payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Second Redemption Date shall be released or repaid to the Corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the Corporation.

(f) Protective Provisions. So long as any shares of any series of Convertible Preferred Stock are outstanding and subject to any additional voting rights required by applicable law, the Corporation shall not, without the affirmative vote of the holders of record of sixty-seven percent (67%) of the outstanding shares of each of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each series voting separately as a class:


(i) Amend, repeal or modify any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, such series of Convertible Preferred Stock so as to affect such series of Convertible Preferred Stock adversely;

(ii) Authorize, create or issue any additional shares of such series of Convertible Preferred Stock, or authorize or create shares of any class or series of stock having any preference or priority as to dividends, redemption or assets superior to or on a parity with any such preference or priority of such series Convertible Preferred Stock, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or priority;



(iii) Reclassify the shares of Common Stock or any Preferred Stock other than the Convertible Preferred Stock as to dividends, redemption or assets into shares of such series of Convertible Preferred Stock or into shares having any preference or priority as to dividends or assets superior to or on a parity with that of such series of Convertible Preferred Stock;

(iv) Set aside or apply any monies for the purchase, redemption, retirement, or other acquisition or liquidation of the shares of Common Stock or any Preferred Stock other than the Convertible Preferred Stock; or

(v) Increase the number of members of the Board of Directors without a proportional increase in the number of members to be elected exclusively by the Convertible Preferred Stock as provided in subparagraph (a) (iii) (any fraction rounded up to increase the number of members elected exclusively by the Convertible Preferred Stock).

SIXTH: The following provisions are inserted for purposes of the management of the business and conduct of the affairs of the Corporation and for creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws and this Third Restated
Certificate of Incorporation.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

(c) All corporate power and authority of the Corporation (except as at the time otherwise provided by law, by this Third Restated Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws unless the By-Laws or this Third Restated Certification of Incorporation otherwise provide.

SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

          EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, no director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing in this article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. In the event the Delaware General Corporation Law is amended after the date hereof so as to authorize corporate action further eliminating or limiting the liability of directors of the Corporation, the liability of the directors shall thereupon be eliminated or limited to the maximum extent permitted by the Delaware General Corporation Law, as so amended from time to time.

          NINTH:  The Corporation shall indemnify any person:

          (a) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe such person's action was unlawful, or

          (b) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matters as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The rights conferred on any director of the Corporation under this Article Ninth shall inure to the benefit of any entity that is affiliated with such director and that is a stockholder of the Corporation.

          Any indemnification under paragraph (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specified case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph (a) and (b). Such determination shall be made (1) by the board of directors of a majority vote of the quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article Ninth. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          The indemnification and advancement of expenses provided by or granted pursuant to this Article Ninth shall not be deemed exclusive of any other rights to which one seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

          The Corporation may purchase and maintain, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in such capacity or arising our of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Ninth.

          For purposes of this Article Ninth, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ninth with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

          For purpose of the Article Ninth, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article Ninth.

          The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          IN WITNESS WHEREOF, the undersigned do execute this Certificate and affirm and acknowledge, under penalties of perjury, that this Certificate are their act and deed and that the facts stated herein are true, this 20th day of December, 1995.


                                /s/ PATRICK H. NETTLES
                                ------------------------
                                Patrick H. Nettles
                                President


Attest:


/s/ PHILLIP L. SPECTOR
----------------------
Phillip L. Spector
Secretary